Exhibit 99.3

RISK FACTORS

Any investment in our securities involves a high degree of risk. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2013, our subsequent Quarterly Reports on Form 10-Q, and other documents that we subsequently file with the Securities and Exchange Commission. The risks and uncertainties described below, in our Annual Report on Form 10-K for the year ended October 31, 2013 and in our subsequent Quarterly Reports on Form 10-Q are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described below actually occurs, our business, results of operations, financial condition and stock price could be materially adversely affected.

The risk factors set forth below supplement the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended October 31, 2013.

Our ability to utilize our net operating losses (NOLs) or recognize tax benefits on future domestic taxable income may be limited.

Our ability to fully utilize our existing NOLs could be limited or eliminated should we (i) undergo an “ownership change” as described under Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code; (ii) not reach profitability or be only marginally profitable; or (iii) due to changes in federal laws and regulations. The continued availability of our NOLs, however, may be impacted if we experience an “ownership change” within the meaning of Section 382 of the Code. An “ownership change” is generally defined as greater than a 50% change in equity ownership by value over a rolling three-year period. We may experience an “ownership change” in the future as a result of changes in our common stock ownership, which would result in a limitation on our ability to utilize our NOLs. In addition, any changes to tax rules and regulations or the interpretation of tax rules and regulations could negatively impact our ability to recognize benefits from our NOLs.

Our NOLs only have value to the extent we generate taxable income. If we are unable to generate taxable income prior to the expiration of the NOLs, or if we are only marginally profitable during such period, we will be limited in our ability to utilize the tax benefits related to our NOLs. There can be no assurance that we will have sufficient taxable income to be able to utilize our NOLs prior to their expiration.

Our strategy to license and/or monetize the value of our intellectual property through enforcement or other strategies may not be successful.

We maintain an active licensing program related to our ‘972 patent family, and we are in the process of developing a campaign to monetize our non-’972 patents.

Our strategy to monetize our non-’972 patents is in the preliminary stage. At this time we are, with the assistance of third party consultants, developing a strategy to pursue one or more alternative methods of monetizing the non-’972 patents, which may include one or more of the following strategies:

•	a sale of all or a portion of the patent family;

•	pursuing litigation against companies we believe are infringing our rights under this patent family in order to encourage this companies to take a license to our technology (whether alone or in partnership with a law firm or firms that may take a contingent recovery);

•	one or more strategic partnerships with a patent monetization company, in which case we would share a portion of the license revenues and the strategic partners taking responsibility for some or all expenses related to licensing (including litigation); or

•	entering into arrangements with lenders or financial partners in order to fund litigation.

We cannot assure you that we will be able to fund such strategies ourselves nor be able to raise financing or enter into a partnership to provide for such funding. Even after commencing any of these strategies, there will be likely be a significant passage of time, which we cannot predict with specificity, before we achieve any revenues from such strategies.

Further, as discussed elsewhere in these risk factors, we have assigned all of our non-’972 patents to a partnership in which we are a limited partner and Fortress is the general partner, and which Fortress currently controls. We do not have the ability to regain full control of these patents unless we repay the outstanding loan balance owed Fortress, exercise our monetization call option for a $2 million payment, and pay other closing fees under the credit agreement. Furthermore, we may not have the financial resources to make such payments in order to regain control of the patents.

If Crossroads and Fortress elect to pursue monetization of the patents in the partnership, any revenue generated would be reduced by the percentage of revenue required to be paid to Fortress.

These factors and the fact that we cannot know the ultimate outcome of any non-’972 monetization strategy mean that we may not be successful in our efforts to monetize our non-’972 patents through these actions, or that if we are successful the revenue we realize may be reduced.

We may not prevail in our litigation proceedings, which could cause us to incur significant legal expenditures without any related revenue.

We currently and in the past have initiated litigation for the infringement of certain of our patents. As with any litigation, the outcome is uncertain, and although we intend to vigorously pursue our claims, there are no guarantees that we can protect our intellectual property rights in our current litigation or prevent the unauthorized use of our technology in the future. The litigation will be lengthy and costly. Markman hearings are often an important part of any patent infringement litigation. The outcome of a Markman hearing can play a significant role in whether a finding of infringement and validity are made by the Court or by the jury at trial, and an unfavorable ruling following a Markman hearing could materially and adversely impact our ability to prevail in the litigation and/or license our patents.

Additionally, unintended consequences of our litigation may adversely affect our business, including, without limitation, that we may have to devote significant time and financial resources to pursuing the litigation, that we may become subject to counterclaims or lawsuits and that the expenses of pursuing the litigation could increase based upon new developments. In addition, if we do not prevail in our patent litigation, the consequences could involve the circumvention or invalidation of our patents, which could have a material adverse effect on our ongoing licensing program and our ability to enforce our existing licenses. These and other factors not currently known to or deemed material by management, could have a material and adverse impact on our business, prospects, liquidity and results of operations.